Filed Pursuant to Rule 424(b)(2)
Registration No. 333-185268

Title of each class of securities offered	Minimum aggregate offering price	Amount of registration fee (1)
3.750% Senior Notes due 2025	$350,000,000	$45,080
4.500% Senior Notes due 2034	$300,000,000	$38,640

(1)	The aggregate filing fee of $83,720 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 and has been paid by wire transfer.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2012)

$650,000,000

$350,000,000 3.750% Senior Notes due 2025

$300,000,000 4.500% Senior Notes due 2034

We are offering $350,000,000 aggregate principal amount of our 3.750% senior notes due 2025 (the “2025 notes”) and $300,000,000 aggregate principal amount of our 4.500% senior notes due 2034 (the “2034 notes”). The 2025 notes and the 2034 notes are collectively referred to herein as the “notes.” The 2025 notes will bear interest at a fixed rate of 3.750% per annum and will mature on March 15, 2025. The 2034 notes will bear interest at a fixed rate of 4.500% per annum and will mature on October 1, 2034. We will pay interest on the 2025 notes on March 15 and September 15 each year until maturity, beginning on March 15, 2015. We will pay interest on the 2034 notes on April 1 and October 1 each year until maturity, beginning on April 1, 2015. We may redeem some or all of the notes at any time before maturity at the redemption prices discussed under the caption “Description of the Notes — Optional Redemption.”

The notes will be our senior obligations and will rank equally with all of our other unsecured senior debt from time to time outstanding.

Investing in the notes involves risks. See “Supplemental Risk Factors” beginning on page S-6 of this prospectus supplement and “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

	Per Note		Total
	2025 Notes	2034 Notes	2025 Notes	2034 Notes
Price to public(1)	98.913%	97.090%	$346,195,500	$291,270,000
Underwriting discounts and commissions	0.650%	0.875%	$2,275,000	$2,625,000
Proceeds to Starwood (before expenses)(1)	98.263%	96.215%	$343,920,500	$288,645,000

(1)	Plus accrued interest, if any, from September 15, 2014.

The notes will not be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the benefit of its participants, including Clearstream, Luxembourg and the Euroclear System, on or about September 15, 2014.

Joint Book-Running Managers

Citigroup	J.P. Morgan

BofA Merrill Lynch
HSBC
RBC Capital Markets
RBS
Wells Fargo Securities

Senior Co-Managers

Banca IMI

Barclays

Credit Agricole Securities (USA) Inc.

Credit Suisse

Scotiabank

SunTrust Robinson Humphrey

US Bancorp

Junior Co-Managers

BNY Mellon Capital Markets, LLC
MUFG
Santander

September 8, 2014

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, together with the documents incorporated by reference herein, and therein, carefully before you invest. Both documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of notes. The accompanying prospectus contains information about our securities generally, some of which does not apply to the notes covered by this prospectus supplement. This prospectus supplement may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the captions “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements other than statements of historical fact, including statements regarding the intent, belief or current expectations of us, our directors or our officers. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including, without limitation, the risks and uncertainties disclosed under “Supplemental Risk Factors” in this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Starwood” and the “Company” refer to Starwood Hotels & Resorts Worldwide, Inc. and its consolidated subsidiaries.

Starwood Hotels & Resorts Worldwide, Inc.

We are one of the largest hotel and leisure companies in the world, with 1,193 properties providing approximately 349,500 rooms in nearly 100 countries and 181,400 employees under our management at our owned and managed properties, vacation ownership resorts and corporate offices. We conduct our hotel and leisure business both directly and through our subsidiaries. We boast one of the industry’s leading loyalty programs, Starwood Preferred Guest, allowing members to earn and redeem points for room stays, room upgrades and airline flights, with no blackout dates. We also own Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands.

Our revenue and earnings are derived primarily from hotel operations, which include management fees and other fees earned from hotels we manage pursuant to management contracts, the receipt of franchise fees and other fees pursuant to franchise agreements and the operation of our owned hotels. We consider our hotels and resorts, including vacation ownership resorts (together “Hotels”), generally to be premier establishments with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Although obsolescence attributable to age, condition of facilities and style may adversely affect our Hotels, we and the third-party owners of the managed and franchised Hotels expend substantial funds to renovate and maintain our facilities in order to remain competitive.

Our hotel business is largely focused on the global operation of hotels and resorts primarily in the luxury and upper upscale segments of the lodging industry. We seek to acquire management or franchise rights with respect to, or interests in, properties in these segments. At June 30, 2014, our hotel business included 1,179 owned, managed or franchised hotels with approximately 342,000 rooms, comprising 44 hotels that we own or lease or in which we have a majority equity interest, 571 hotels managed by us on behalf of third-party owners (including entities in which we have a minority equity interest) and 564 hotels for which we receive franchise fees. Additionally, our vacation ownership and residential business included 14 stand-alone vacation ownership resorts and residential properties at June 30, 2014. All brands (other than the Four Points by Sheraton, the Aloft and Element brands) represent full-service properties that range in amenities from luxury hotels to more moderately priced hotels. Our Four Points by Sheraton, Aloft and Element brands are mostly select-service properties that cater to more value oriented consumers.

Our principal executive offices are located at One StarPoint, Stamford, Connecticut 06902, and our telephone number is (203) 964-6000. We maintain a variety of websites to communicate with our customers and investors. None of the information on our websites is part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Starwood Hotels & Resorts Worldwide, Inc.

Notes offered	$350,000,000 aggregate principal amount of 3.750% Senior Notes due 2025

$300,000,000 aggregate principal amount of 4.500% Senior Notes due 2034

Interest rate	3.750% per year for the 2025 notes

4.500% per year for the 2034 notes

Maturity date	March 15, 2025 for the 2025 notes

October 1, 2034 for the 2034 notes

Interest payment dates	Interest on the 2025 notes will be payable on March 15 and September 15 each year until maturity, beginning March 15, 2015.

Interest on the 2034 notes will be payable on April 1 and October 1 each year until maturity, beginning April 1, 2015.

Ranking	The notes will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding. The notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including trade payables), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. At June 30, 2014, our subsidiaries had $46 million of debt and capital leases outstanding (excluding $300 million of securitized vacation ownership debt, all of which is non-recourse). The indenture under which the notes will be issued does not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or issue preferred stock. We depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, including our obligations to pay interest on the notes.

Optional Redemption	We may redeem all or a portion of the 2025 notes at our option at any time prior to December 15, 2024 (three months prior to the maturity date of the 2025 notes) at the “make-whole” redemption price equal to the greater of (1) 100% of the aggregate principal amount of the 2025 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, and (2) the sum, as determined by the Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest in respect of the 2025 notes being redeemed (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after December 15, 2024 (three months prior to the maturity date of the 2025 notes), we may redeem all or a portion of the 2025 notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

We may redeem all or a portion of the 2034 notes at our option at any time prior to April 1, 2034 (six months prior to the maturity date of the 2034 notes) at the “make-whole” redemption price equal to the greater of (1) 100% of the aggregate principal amount of the 2034 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, and (2) the sum, as determined by the Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest in respect of the 2034 notes being redeemed (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after April 1, 2034 (six months prior to the maturity date of the 2034 notes), we may redeem all or a portion of the 2034 notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Change of Control	If we experience a Change of Control (defined herein) and the notes are rated below Investment Grade (defined herein) by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. (or the equivalent under any successor rating categories of Standard and Poor’s or Moody’s, respectively), we will offer to repurchase all of the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Repurchase at the Option of the Holders of Notes” in this prospectus supplement.

Covenants	The indenture and supplemental indenture governing the notes will include certain restrictions on liens, sale and lease-back transactions, mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of the Notes — Certain Covenants” in this prospectus supplement.

Denominations	The notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Form of Notes	The notes will be issued as fully registered notes (to be deposited with the depositary), represented by one or more global notes deposited with The Depository Trust Company, or DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream, Luxembourg or the Euroclear System.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $631.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to apply the net proceeds from this offering for general corporate purposes, which may include the repayment of commercial paper, repurchases of our common stock or the payment of previously announced special dividends to our stockholders. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors

Investing in the notes involves risks. Please read the section entitled “Supplemental Risk Factors” beginning on page S-6 of this prospectus supplement and “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Summary Consolidated Financial and Other Data

The summary consolidated financial and other data at each of the dates and for each of the periods presented below were derived from our audited (in the case of annual data) or unaudited (in the case of interim data) consolidated financial statements. Our interim financial statements were prepared on the same basis as the audited financial statements. Interim results are not necessarily indicative of the results to be expected for an entire fiscal year. Because the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At or for the Year Ended December 31,					At or for the Six Months Ended June 30,
	2013	2012	2011	2010	2009	2014	2013
	(In millions, except per share and ratio data)
Income Statement Data
Revenues	$6,115	$6,321	$5,624	$5,071	$4,696	$2,997	$3,101
Operating income	925	912	630	600	26	431	482
Income (loss) from continuing operations(1)	565	470	502	310	(1)	289	280
Diluted earnings per share from continuing operations	2.92	2.39	2.57	1.63	0.00	1.51	1.44
Operating Data
Cash from (used for) operating activities	$1,151	$1,184	$641	$764	$571	$426	$532
Cash from (used for) investing activities	(158)	126	(176)	(71)	116	56	(45)
Cash from (used for) financing activities	(678)	(1,456)	(755)	(26)	(993)	(501)	(121)
Balance Sheet Data
Total assets	$8,762	$8,855	$9,560	$9,776	$8,761	$8,746	$8,966
Long-term debt, net of current maturities	1,265	1,273	2,194	2,848	2,955	1,423	1,264
Long-term securitized vacation ownership debt(2)	258	383	402	367	—	214	322
Other Data
Ratio of earnings to total fixed charges(3)	6.77x	4.16x	2.47x	2.22x	0.06x	6.58x	6.93x

(1)	Amounts represent income from continuing operations attributable to Starwood’s common shareholders (i.e. excluding non-controlling interests).
(2)	Prior to January 1, 2010, the accounting rules did not require our securitization transactions to be consolidated. Beginning January 1, 2010, our securitized vacation ownership notes receivable have been required to be included in our consolidated balance sheet.
(3)	See “Ratio of Earnings to Total Fixed Charges” for an explanation of the calculation of these ratios.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference, as well as the other information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, before investing in the notes. If any of the events described below occurs, the value of your investment in the notes could decline. In some cases, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Changes in our credit ratings or the debt markets could adversely affect the price of the notes.

The price of the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market price for the notes issued by, other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

There are limited financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, or issuing preferred equity under the indenture. If we incur additional debt or liabilities or issue preferred equity, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

Starwood Hotels & Resorts Worldwide, Inc. is, in part, a holding company. We conduct many of our operations through subsidiaries that own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The notes will be obligations exclusively of Starwood Hotels & Resorts Worldwide, Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities and any preferred equity of our subsidiaries (including trade payables), which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, that subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise after payment of its liabilities and preferred equity. At June 30, 2014, our subsidiaries had $46 million of debt and capital leases outstanding (excluding $300 million of securitized vacation ownership debt, all of which is non-recourse). The indenture governing the notes does not limit the amount of unsecured debt which our subsidiaries may incur or the amount of secured debt our unrestricted subsidiaries may incur and a substantial portion of our assets are held by unrestricted subsidiaries. See “Description of the Notes — Certain Covenants.”

We may not be able to repurchase the notes upon a Change of Control.

If we experience a Change of Control, as defined under the indenture governing the notes, and the ratings of the notes are below Investment Grade, we will offer to repurchase all of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a Change of Control under the indenture.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

Holders of our secured indebtedness and the secured indebtedness of any future guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

If an active trading market does not develop for these notes, you may not be able to resell them.

Prior to this offering, there was no public market for these notes and we cannot assure you that an active trading market will develop for the notes. We do not intend to apply to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $631.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to apply the net proceeds from this offering for general corporate purposes, which may include the repayment of commercial paper, repurchases of our common stock or the payment of previously announced special dividends to our stockholders.

RATIO OF EARNINGS TO TOTAL FIXED CHARGES

The following table sets forth our ratio of earnings to total fixed charges for the periods indicated.

For purposes of determining the ratio of earnings to total fixed charges, “earnings” consist of income from continuing operations before income taxes, (income) loss related to equity method investees, distributed income of equity method investees, noncontrolling interest in pre-tax loss (income), amortization of interest capitalized and fixed charges. “Total fixed charges” consist of interest expense (including interest costs capitalized) and other financial charges and an interest factor attributable to rentals. The interest factor attributable to rentals consists of one-third of rental charges, which we deem to be representative of the interest factor inherent in rents.

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to total fixed charges	6.58x	6.77x	4.16x	2.47x	2.22x	0.06x	(1)

(1)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by approximately $274 million.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but do not purport to be complete. Reference is hereby made to the indenture, the supplemental indenture and the form of note that are or will be filed as an exhibit to, or incorporated by reference in, the registration statement of which the accompanying prospectus forms a part. You should read the documents in their entirety because they, and not this description, will define your rights as a holder of the notes. References to “we,” “us” and “our” in the following description refer only to Starwood Hotels & Resorts Worldwide, Inc. and not any of its subsidiaries.

General

We will issue the notes under an indenture, dated as of December 10, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the second supplemental indenture, to be dated as of September 15, 2014. We refer to the indenture, as supplemented by the second supplemental indenture, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

The notes will be our general senior unsecured obligations. The terms of the notes are described below.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The 2025 notes will bear interest at a fixed rate of 3.750% per annum and will mature on March 15, 2025. The 2034 notes will bear interest at a fixed rate of 4.500% per annum and will mature on October 1, 2034. We will pay interest on the 2025 notes on March 15 and September 15 each year until maturity, beginning on March 15, 2015, and we will pay interest on the 2034 notes on April 1 and October 1 each year until maturity, beginning on April 1, 2015 (each an “interest payment date”) to the persons in whose names such notes are registered at the close of business on March 1 or September 1 and March 15 or September 15, respectively, (whether or not a business day) prior to each interest payment date; provided that the interest due on redemption or at maturity (whether or not an interest payment date) will be paid to the person to whom principal is payable. Each series of notes is a single series of debt securities to be issued under the indenture.

For any full semi-annual period, the amount of interest will be calculated on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full semi-annual period, the amount of interest will be calculated on the basis of a 30-day month, and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

If an interest payment date or maturity date falls on a date that is not a business day (as defined above), then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date or maturity date. If the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

The notes will not be entitled to the benefit of any sinking funds.

The notes will be issued as fully registered notes (to be deposited with the depositary or its custodian) and in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

We may issue from time to time other series of debt securities under the indenture, which may have different interest rates, maturity and other terms than the notes offered hereby, consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of the holders of notes, re-open the series of notes offered hereby and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby, except for the public offering price, the issue date and, in some cases, the first interest payment date. Any additional notes having similar terms to the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes, as applicable to the extent specified in the applicable pricing supplement. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

The trustee will maintain an office in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange.

Ranking

The notes will be our direct, unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations.

Starwood Hotels & Resorts Worldwide, Inc. is, in part, a holding company. We conduct many of our operations through subsidiaries that own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The notes will be obligations exclusively of Starwood Hotels & Resorts Worldwide, Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including trade payables), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, that subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise after payment of its liabilities. At June 30, 2014, our subsidiaries had $46 million of debt and capital leases outstanding (excluding $300 million of securitized vacation ownership debt, all of which is non-recourse).

Repurchase at the Option of the Holders of Notes

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described under “— Optional Redemption,” we will make an offer to each holder of notes to repurchase all or any part (in excess of $2,000 in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the notes and described in such notice. The notice shall, if delivered prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any Person other than us or one of our subsidiaries, provided, however, that we will be deemed to own any asset that we sell, transfer, convey or otherwise dispose and, following such transaction, we manage such asset pursuant to a management agreement or it is operated by a third party subject to a franchise or license agreement with us; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (3) the first day on which a majority of the members of our board of directors are not Continuing Directors.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Person” has the meaning set forth in the indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement rating agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such Person.

Optional Redemption

We may redeem all or a portion of the 2025 notes at our option at any time or from time to time prior to the date that is three months prior to the maturity date of the 2025 notes as set forth below. We will deliver notice to registered holders of the 2025 notes of our intent to redeem at least 10 days and not more than 60 days prior to the date set for redemption. We may redeem such 2025 notes at the “make-whole” redemption price equal to the greater of:

•	100% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, and

•

the sum, as determined by the Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time on or after December 15, 2024 (three months prior to the maturity date of the 2025 notes), we may redeem all or a portion of such series of notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

We may redeem all or a portion of the 2034 notes at our option at any time or from time to time prior to the date that is six months prior to the maturity date of the 2034 notes as set forth below. We will deliver notice to registered holders of the 2034 notes of our intent to redeem at least 10 days and not more than

60 days prior to the date set for redemption. We may redeem such 2034 notes at the “make-whole” redemption price equal to the greater of:

•	100% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, and

•

the sum, as determined by the Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time on or after April 1, 2034 (six months prior to the maturity date of the 2034 notes), we may redeem all or a portion of such series of notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

If money sufficient to pay the redemption price of all of the notes of a series (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means, with respect to any series of notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of such series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date for any series of notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be a Reference Treasury Dealer.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that we select. We have selected Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by each Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of the notes of a series, and such notes are at the time represented by a global security, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the notes of a series, and any of such notes are not represented by a global security, then the trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global security to be redeemed).

We may at any time, and from time to time, purchase the notes of a series at any price or prices in the open market or otherwise.

Certain Covenants

The indenture requires us and our Restricted Subsidiaries to comply with certain restrictive covenants. These provisions are described below.

Certain Definitions Used In the Covenants

Set forth below are certain definitions used in the indenture.

“Capitalized Lease-Back Obligation” is defined to mean the total net rental obligations of ours or any Restricted Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum.

“Consolidated Net Assets” is defined to mean our consolidated assets, after subtracting all current liabilities (other than the current portion of long-term debt), as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Principal Property” is defined to mean any single property owned by us or any Restricted Subsidiary having a gross book value in excess of the greater of (i) $100 million and (ii) 5% of Consolidated Net Assets, except any property or portion of a property that our board of directors by resolution declares is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” is defined to mean any of our subsidiaries organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns, or is a lessee pursuant to a capital lease of, any Principal Property or (y) in which the investment of us and all of our subsidiaries exceeds 5% of Consolidated Net Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) each subsidiary whose principal business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (ii) each subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire any part of the business or assets of us or any Restricted Subsidiary, (iii) each subsidiary organized under the laws of the United States of America whose principal business consists of managing, licensing, supervising, directing or controlling activities outside the United States of America; and (iv) each subsidiary whose principal business consists of conducting timeshare, fractional, residential and related activities.

Sale and Lease-Back

The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) involving the leasing by us or any Restricted Subsidiary of any Principal Property, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either:

(i) we apply an amount equal to the greater of the fair value (as determined by our board of directors) of such property and the net proceeds of such sale, within 180 days, to the retirement of notes or other indebtedness ranking on a parity with the notes, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof or

(ii) at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage, pledge or lien securing indebtedness in a principal amount equal to the Capitalized Lease-Back Obligation with respect to such Principal Property under clause (n) of the provision for limitations on liens referred to below without securing the notes as contemplated by that provision.

Liens

The indenture prohibits us and our Restricted Subsidiaries from creating any mortgages, pledges or other liens upon any Principal Property (without securing the notes equally with such Principal Property and ratably with all other indebtedness secured thereby for so long as such indebtedness is so secured), with the following exceptions:

(a) mortgages, pledges or other liens on any such property acquired, constructed or improved by us or a Restricted Subsidiary to secure or provide for the payment of any part of the purchase price of such property or the cost of the construction or improvement, or any mortgage or other lien on any such property existing at the time of acquisition thereof provided, however, that the indebtedness is incurred and related liens are created within 24 months of the acquisition, completion of construction or improvement or commencement of full operation, whichever is later;

(b) any mortgage, pledge or other lien on any property or assets of another company existing at the time the company (i) is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets or (ii) becomes a Restricted Subsidiary;

(c) pledges or deposits to secure payment of workers’ compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases;

(d) pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(e) pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling us or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements;

(f) mechanics’, carriers’, workmen’s and other like liens;

(g) encumbrances in favor of the U.S. Government to secure progress or advance payments;

(h) mortgages, pledges or other liens securing any indebtedness incurred to finance the cost of property leased to the U.S. Government at a rental sufficient to pay the principal of and interest on such indebtedness;

(i) mortgages, pledges or other liens securing indebtedness of a Restricted Subsidiary to us or to a Restricted Subsidiary;

(j) mortgages, pledges or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of ours or of a Restricted Subsidiary;

(k) mortgages, pledges or other liens on property of a Restricted Subsidiary to secure indebtedness with respect to all or part of the acquisition cost of the Restricted Subsidiary, provided, however, that the indebtedness is incurred and related liens are created within 24 months of the acquisition of the Restricted Subsidiary and such indebtedness does not exceed the acquisition cost of the Restricted Subsidiary;

(l) any renewal, extension, replacement or refinancing of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured does not exceed the sum of (i) the greater of (x) the principal amount secured thereby at the time of such renewal, extension, replacement or refinancing and (y) 85% of the fair market value (in the determination of our board of directors) of the properties subject to such renewal, extension, replacement or refinancing; and (ii) any reasonable fees and expenses associated with such renewal, extension, replacement or refinancing;

(m) mortgages, pledges or other liens on any such property existing on the date of the indenture; and

(n) the creation of any other mortgage, pledge or other lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of ours and our Restricted Subsidiaries secured by all mortgages, pledges or other liens created under the provisions referred to in this clause (n), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of ours and our Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above, but for the satisfaction of the condition referred to in clause (ii) of the description of such provision, will not exceed an amount equal to 15% of Consolidated Net Assets.

The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a “production payment,” shall not be deemed to create a lien.

Consolidation, Merger or Sale

The indenture permits the consolidation or merger of us with or into any other corporation, or the merger into us of any other corporation, or the sale by us of our assets as, or substantially as, an entirety, or otherwise; provided, however,

(a) that, in case of any such consolidation or merger the corporation resulting from such consolidation or any corporation other than us into which such merger shall be made shall succeed to the indenture and be substituted for us with the same effect as if it has been named therein as a party thereto and shall become liable and be bound for, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the notes of each series and the performance and observance of each and every covenant and condition of the indenture to be performed or observed on our part,

(b) that, as a condition of any such sale of our assets as, or substantially as, an entirety, the corporation to which such assets shall be sold shall (i) expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the notes of each series and the coupons, if any, appertaining thereto and the performance and observance of all the covenants and conditions of the indenture to be performed or observed on our part, and (ii) simultaneously with the delivery to it of the conveyances or instruments of transfer of such assets, execute and deliver to the trustee a supplemental indenture, in form satisfactory to the trustee, whereby such purchasing corporation shall so assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on the notes and the performance and observance of each and every covenant and condition of the indenture to be performed or observed on our part, to the same extent that we are bound and liable,

(c) that, either we are the continuing corporation or the successor corporation is a corporation or limited liability company organized under the laws of the United States of America or any state thereof or the District of Columbia, Switzerland or any member country of the European Union, and

(d) that, we are not, or such successor corporation is not, immediately after such merger, consolidation or sale, in default in the performance of any obligations thereunder.

This covenant described under “— Certain Covenants — Consolidation, Merger or Sale” and the covenant described under “— Repurchase at the Option of the Holders of Notes” each include a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of the purchaser of less than all of our assets to assume our obligations under the notes, and the right of holders of notes to require us to repurchase the notes as a result of a sale of less than all of our assets, may be uncertain. Moreover, these covenants are independent, and it is possible that a sale of assets that gives rise to a purchaser’s obligation to assume our obligations under the notes will not give holders of the notes the right to require us to repurchase the notes.

Reports

We will furnish to the trustee, within 15 days after we are required to file the same with the SEC, copies of our annual reports and the information, documents or other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Events of Default

Any of the following events will constitute an Event of Default under the indenture with respect to any series of the notes:

•	default for 30 days in the payment of any installment of interest on any note of such series when and as the same shall become due and payable;

•	default in the payment of the principal of (or premium, if any, on) any note of such series when and as the same shall be due and payable;

•

default for 60 days after written notice is given to us by the trustee, or to us and the trustee by holders of at least 25% of the outstanding principal amount of such series of notes as provided in the indenture, in the performance of any other covenant in respect of the notes of such series contained in the indenture;

•

acceleration of certain debt instruments of ours (other than Non-Recourse Indebtedness) in an aggregate principal amount of at least the greater of (a) $100,000,000 and (b) 5% of Consolidated Net Assets, which acceleration shall not have been rescinded or annulled within 30 days after written notice is given to us by the trustee, or holders of at least 25% of the outstanding principal amount of such series of notes as provided in the indenture, provided that this Event of Default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if the default under our other indebtedness is remedied, cured or waived; or

•	certain events relating to the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

An Event of Default with respect to a particular series of notes issued under the indenture does not necessarily constitute an Event of Default with respect to any other series of notes issued under the indenture.

For purposes of the foregoing, “Non-Recourse Indebtedness” means indebtedness the terms of which provide that the lender’s claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness and “significant subsidiary” has the same meaning as the definition of that term set forth in Rule 1-02 of Regulation S-X under the Exchange Act as promulgated by the Securities and Exchange Commission.

Remedies

If an Event of Default arising from specified events of the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries occurs, the principal amount of all outstanding notes will become due and payable immediately, without further action or notice on the part of the holders of the notes or the trustee. If any other Event of Default with respect to a series of notes occurs, the trustee or the holders of not less than 25% in principal amount of outstanding notes of such series may declare the principal amount of the notes of such series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount of such series of notes will become immediately due and payable. However, at any time after a declaration has been made or such series of notes have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes of such series may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

Prior to an acceleration described above, the holders of a majority in principal amount of the outstanding notes of a particular series, by notice to the trustee, may waive, on behalf of the holders of all notes of that series, any past default or Event of Default with respect to that series (or, with respect to certain Events of Default, the holders of a majority of all outstanding securities under the indenture voting as a single class may waive the Event of Default) except a default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any note of that series, or except in respect of an Event of Default resulting from the breach of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holders of each outstanding note of the affected series.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee security or indemnity satisfactory to it. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the notes of such series.

Notice of Default

The trustee will, within 90 days after the occurrence of an Event of Default with respect to a series of notes, deliver to the holders of such series of notes notice of such Event of Default relating to such series of notes, unless such default has been cured or waived. However, the Trust Indenture Act of 1939 and the indenture currently permit the trustee to withhold notices of events of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

If an Event of Default occurs and is continuing regarding a series of notes, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses (including, but not limited to, attorneys’ fees and expenses) incurred prior to paying the holders of notes of that series.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing Event of Default with respect to the notes. In addition, the holders of at least 25% in principal amount of the outstanding notes of a series must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding notes of such series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, premium, if any, and interest on that note at the place, time, rate and in the currency expressed in the indenture and the note and to institute a suit for the enforcement of that payment.

Modification of Indenture

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to any series of notes with the written consent of holders of at least a majority in aggregate principal amount of notes of such series. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any note,

•	to reduce the rate of or extend the time for payment of interest on any note or to alter the manner of calculation of interest payable on any note (except as part of any interest rate reset),

•	to reduce the principal amount or premium, if any, on any note,

•	to make the principal of, premium, if any, or interest on any note payable in a different currency,

•

to reduce the percentage in principal amount of any series of notes, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or Event of Default,

•	to change any place of payment where the notes or interest thereon is payable,

•	to modify the interest rate reset provisions of any note,

•	to impair the right of any holder of the notes to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any note, or

•

to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

In addition, we and the trustee may enter into supplemental indentures with respect to any series of notes without the consent of the holders of the notes of such series for one or more of the following purposes:

•

to evidence that another corporation or limited liability company has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the notes,

•

to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an Event of Default under the indenture,

•

to add to, change or eliminate any of the provisions of the indenture, provided that any such addition, change or elimination may be effected only when no outstanding note of any series created prior to the execution of such supplemental indenture is entitled to the benefit of such provision,

•	to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not materially adversely affect the interests of any holders of notes, provided that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus supplement will be deemed not to adversely affect the interests of the holders of the notes,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•

to add to or change any provision of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not materially adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form,

•	to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets,

•	to add any Events of Default,

•	to add guarantees with respect to any series of the notes or to secure any series of the notes,

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes or to add or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee,

•	to establish the form or terms of the notes and coupons of any series, and

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

Defeasance of Indenture

We have the right to terminate all of our obligations under the indenture with respect to any series of notes (other than the obligation to pay interest on and the principal of the notes and certain other obligations) at any time by depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the notes of such series to their maturity, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to any series of notes (including the obligation to pay principal of and the interest on such series of notes and certain other obligations), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes, by depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest and premium, if any, on the notes to their maturity, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Miscellaneous Provisions

The indenture provides that certain series of notes, including those for which payment has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be

“outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of a particular series of notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions), or

•

all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such notes may look only to us for payment thereof.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice thereof to us.

The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes of one or more series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

The indenture and the notes will provide that they are to be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes of each series. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, Luxembourg or the Euroclear System, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC’s participants, referred to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants. The DTC Rules applicable to its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences to holders relating to the purchase, ownership and disposition of notes. This summary deals only with notes that are held as capital assets by holders that purchase the notes pursuant to this offering at the offer price set forth on the front cover hereof. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This section does not apply to holders that are subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for such trader’s securities holdings;

•	a broker;

•	a tax-exempt organization;

•	an insurance company;

•	a person that holds notes as part of a straddle, hedge, conversion or other integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a bank or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a former citizen or permanent resident of the United States;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other pass-through entity or investor therein; and

•	a holder subject to the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that is, or is treated as for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. HOLDERS

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and the following discussion assumes, that the notes will not be issued with original issue discount.

In certain circumstances (see “Description of the Notes — Repurchase at the Option of the Holders of Notes”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to the applicable Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if as of the date the notes were issued such possibility is “remote” or is considered to be “incidental.” We intend to take the position that the possibility of the prospective payment of such additional amounts is a “remote” and/or “incidental” contingency, and this discussion assumes that our position will be respected. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of any notes. Our determination that these contingencies are remote and/or incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes, or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify on IRS Form W-9, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund provided they timely provide certain information to the IRS.

NON-U.S. HOLDERS

Interest

Subject to the discussion below concerning backup withholding and the discussion below concerning FATCA, payments of interest on a note to Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax, provided that the holder certifies its nonresident status as described below, and:

•

such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, in the case of an applicable tax treaty, are not attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.);

•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations; and

•

such holder is not a controlled foreign corporation that is related, directly or indirectly, to us and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

A Non-U.S. Holder can meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or suitable substitute form) to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to U.S. federal withholding tax at a rate of 30% unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business (as discussed below). If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder must generally provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or (ii) IRS Form W-8ECI (or suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

Interest Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if an applicable tax treaty requires, if a Non-U.S. Holder maintains a “permanent establishment” or “fixed base” within the United States) and interest on the notes is effectively connected with the conduct of such trade or business (and, if an applicable tax treaty requires, attributable to such “permanent establishment” or “fixed base”), a Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax assuming a properly executed Form W-8ECI or suitable substitute has been provided) on such interest on a net income basis in generally the same manner as if the holder was a U.S. person. In addition, in certain circumstances, a corporate Non-U.S. Holder may be subject to a 30% branch profits tax (or applicable lower tax treaty rate, provided certain certification requirements are met).

Sale or Other Disposition of Notes

Except as described below and subject to the discussion below on backup withholding and the discussion below concerning FATCA, any gain or income realized on the sale, redemption or other taxable disposition of a note will generally not be subject to U.S. federal income tax unless:

•

such gain or income is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by such holder); or

•	such gain or income is realized by an individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Amounts paid on a retirement or redemption of a note which represent accrued but unpaid interest are taxed as interest as discussed under the heading “—Interest,” above. In certain circumstances, a portion of the proceeds from a sale or exchange of a note may be taxed as interest, in which case such portion would be taxed as interest as discussed under the heading “—Interest,” above.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, such as a corporation, interest and principal payments on the notes and the proceeds received from a sale or other disposition of notes may be subject to information reporting and may also be subject to U.S. federal backup withholding if you fail to comply with applicable U.S. information reporting or certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability or may be claimed as a refund provided the holder furnishes the required information to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations and IRS Notice 2013-43, withholding under FATCA will generally apply to payments of U.S.-source interest, although withholding will be deferred until January 1, 2017 for gross proceeds from dispositions of debt securities. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2034 Notes
Citigroup Global Markets Inc.	$62,125,000.00	$53,250,000.00
J.P. Morgan Securities LLC	62,125,000.00	53,250,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,375,000.00	15,750,000.00
HSBC Securities (USA) Inc.	18,375,000.00	15,750,000.00
RBC Capital Markets, LLC	18,375,000.00	15,750,000.00
RBS Securities Inc.	18,375,000.00	15,750,000.00
Wells Fargo Securities, LLC	18,375,000.00	15,750,000.00
Banca IMI S.p.A	15,225,000.00	13,050,000.00
Barclays Capital Inc.	15,225,000.00	13,050,000.00
Credit Agricole Securities (USA) Inc.	15,225,000.00	13,050,000.00
Credit Suisse Securities (USA) LLC	15,225,000.00	13,050,000.00
Scotia Capital (USA) Inc.	15,225,000.00	13,050,000.00
SunTrust Robinson Humphrey, Inc.	15,225,000.00	13,050,000.00
U.S. Bancorp Investments, Inc.	15,225,000.00	13,050,000.00
BNY Mellon Capital Markets, LLC	9,100,000.00	7,800,000.00
Mitsubishi UFJ Securities (USA), Inc.	9,100,000.00	7,800,000.00
Santander Investment Securities Inc.	9,100,000.00	7,800,000.00

Total:	$350,000,000.00	$300,000,000.00

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters initially propose to offer the notes of each series to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price for such series minus a concession of up to 0.400% of the principal amount thereof in the case of the 2025 notes and up to 0.500% of the principal amount thereof in the case of the 2034 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount thereof in the case of the 2025 notes and up to 0.250% of the principal amount thereof in the case of the 2034 notes. After the initial offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to this offering, which we estimate will be approximately $1.0 million (not including underwriting discounts and commissions).

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Relationships and Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, corporate trust, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of certain of the underwriters, including affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., RBC Capital Markets, LLC, RBS Securities Inc., Wells Fargo Securities, LLC, Banca IMI S.p.A, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., BNY Mellon Capital Markets, LLC, Mitsubishi UFJ Securities (USA), Inc. and Santander Investment Securities Inc., are arrangers, lenders and/or agents under our senior credit facility entered into on November 30, 2012.

Settlement

Under rule 15c6-1 under the Exchange Act, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes will be required, by virtue of the fact that the notes initially settle T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus

Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	The 2014 Notice of Annual Meeting of Stockholders and Proxy Statement filed on March 18, 2014; and

•	Our Current Reports on Form 8-K filed on February 21, 2014, April 30, 2014, May 1, 2014, May 5, 2014, August 1, 2014 (two reports) and August 27, 2014.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

(203) 964-6000

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Jones Day, New York, New York, and DLA Piper LLP (US), Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Starwood Hotels & Resorts Worldwide, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “HOT.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at One StarPoint, Stamford, Connecticut 06902. Our telephone number is (203) 964-6000.

Investing in these securities involves risks. See “Risk Factors” beginning on page 6 of our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “Starwood” and the “Company” refer to Starwood Hotels & Resorts Worldwide, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.starwoodhotels.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to

1

those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	The 2012 Notice of Annual Meeting of Stockholders and Proxy Statement filed on March 21, 2012;

•	Our Current Reports on Form 8-K filed on February 21, 2012, April 16, 2012, May 8, 2012, May 30, 2012, August 2, 2012, November 26, 2012 (three reports), November 28, 2012 and December 5, 2012;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 3, 1986;

•	The description of the Series A Junior Participating Preferred Stock and related rights contained in the Registration Statement on Form 8-A/A filed on April 14, 2006; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

(203) 964-6000

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

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RATIO OF EARNINGS TO TOTAL FIXED CHARGES

The following table sets forth our ratio of earnings to total fixed charges for the periods indicated.

For purposes of determining the ratio of earnings to total fixed charges, “earnings” consist of income from continuing operations before income taxes, (income) loss related to equity method investees, distributed income of equity method investees, noncontrolling interest in pre-tax loss (income), amortization of interest capitalized and fixed charges. “Total fixed charges” consist of interest expense (including interest costs capitalized) and other financial charges and an interest factor attributable to rentals. The interest factor attributable to rentals consists of one-third of rental charges, which we deem to be representative of the interest factor inherent in rents.

	Year Ended December 31,						Nine Months Ended September 30, 2012
	2011	2010	2009		2008	2007
Ratio of earnings to total fixed charges(1)...	2.40x	2.22x	0.06x	(1)	2.19x	4.11x	4.24x

(1)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by approximately $274 million.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Consent of DLA Piper LLP (US), Baltimore, Maryland, and Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein), as amended by our Current Report on Form 8-K filed on November 26, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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$650,000,000

$350,000,000 3.750% Senior Notes due 2025

$300,000,000 4.500% Senior Notes due 2034

PROSPECTUS SUPPLEMENT

September 8, 2014

Citigroup

J.P. Morgan

BofA Merrill Lynch

HSBC

RBC Capital Markets

RBS

Wells Fargo Securities

Banca IMI

Barclays

Credit Agricole Securities (USA) Inc.

Credit Suisse

Scotiabank

SunTrust Robinson Humphrey

US Bancorp

BNY Mellon Capital Markets, LLC

MUFG

Santander